SCHEDULE 14A/A
                                 (RULE 14A-1-1)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [  ]

Check the appropriate box:
--------------------------------

         [ ] Preliminary  proxy  statement
         [X] Definitive  proxy  statement
         [ ] Definitive additional materials
         [ ] Soliciting material pursuant to Rule 14a-11 (c) or Rule 14a-12

                   [ ] Confidential for Use of the Commission
                       Only (as permitted by Rule 14a-6(e)(2))

                            IntegraMed America, Inc.
                 ---------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

     ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]      No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)   Amount previously paid:

         (2) Form, schedule or registration statement no.:

         (3) Filing party:

(4)      Date filed:

                            INTEGRAMED AMERICA, INC.
                             One Manhattanville Road
                            Purchase, New York 10577



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To be held June 9, 1998



To the Stockholders:

         Notice is hereby given that the Annual Meeting of the Stockholders of IntegraMed America, Inc. (the "Company") will be held on June 9, 1998, at 10:00 a.m. local time at the Company's headquarters, One Manhattanville Road, Purchase, New York 10577. The meeting is called for the following purposes:

         1.   Election of eight directors for a term of one year;

         2. Approval and ratification of an amendment to the Company's Amended and Restated Certificate of Incorporation increasing from 25,000,000 to 50,000,000 the number of authorized shares of Common Stock.

         3. Approval and ratification of amendments to the Company's 1992 Incentive and Non-Incentive Stock Option Plan;

         4. Approval and ratification of the appointment of Price Waterhouse LLP as the independent accountants of the Company; and

         5.   Consideration  of  and  action  upon  such  other  matters  as may
              properly   come   before  the  meeting  or  any   adjournment   or
              adjournments thereof.

         The close of business on April 17, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

         All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                                            By Order of the Board of Directors,

                                            Claude E. White
                                            Secretary

Dated:   May 5, 1998

                            INTEGRAMED AMERICA, INC.
                             One Manhattanville Road
                            Purchase, New York 10577
                                 (914) 253-8000
                                 ---------------
                                 PROXY STATEMENT
                                 ---------------


                         ANNUAL MEETING OF STOCKHOLDERS

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of IntegraMed America, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders to be held at the Company's headquarters, One Manhattanville Road, Purchase, New York 10577 on June 9, 1998, at 10:00 a.m. and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying NOTICE OF ANNUAL MEETING OF STOCKHOLDERS. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Corporate Secretary of the Company, at the above stated address. Attendance at the meeting will not have the effect of revoking the proxy unless such written notice is given or the stockholder votes by ballot at the meeting.

         If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the actions described in this Proxy Statement, including the election of the nominees set forth under the caption "Election of Directors," the approval and ratification of an amendment to the Company's Amended and Restated Certificate of Incorporation, the approval and ratification of amendments to the Company's 1992 Incentive and Non-Incentive Stock Option Plan (the "1992 Plan"), and the approval and ratification of the appointment of Price Waterhouse LLP as the independent accountants of the Company.


         The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed or given to the Company's stockholders is May 5, 1998.

         Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting.

                                VOTING SECURITIES

         Holders  of shares  of Common  Stock,  par  value  $.01 per share  (the
"Common Stock") and Series A Cumulative Convertible Preferred Stock (the "Preferred Stock") of record as of the close of business on April 17, 1998, are entitled to notice of and to vote at the meeting on all matters. On the record date there were issued and outstanding 21,344,423 shares of Common Stock and 165,644 shares of Preferred Stock entitled to vote on all matters to be acted upon at the meeting. Each outstanding share is entitled to one vote upon all matters to be acted upon at the meeting. A majority of the outstanding shares of Common Stock and Preferred Stock entitled to vote on any matter and represented at the meeting in person or by proxy shall constitute a quorum. Assuming a quorum is present, (1) the affirmative vote of a plurality of the shares of Common Stock and Preferred Stock so represented and entitled to vote is necessary to elect the directors and (2) the affirmative vote of a majority of the shares of Common Stock and Preferred Stock outstanding and entitled to vote, excluding broker non-votes, is necessary to approve and ratify the amendment to the Company's Amended and Restated Certificate of Incorporation, to approve and ratify the amendments to the 1992 Plan and the appointment of Price Waterhouse LLP as the independent accountants of the Company. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares of Common Stock and/or Preferred Stock will not be voted on such matter. Thus, an abstention from voting on any matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently. Except for determining the presence or absence of a quorum for the transaction of business, broker non-votes are not counted for any purpose in determining whether a matter has been approved.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of March 31, 1998, certain information concerning stock ownership of all persons known by the Company to own beneficially 5% or more of the shares of Common Stock, and each director, and each executive officer named under "Executive Compensation", and all directors and executive officers of the Company as a group.

                                               Shares of
                                              Common Stock         Percent of
                                              Beneficially        Common Stock
Name and Address                              Owned (1),(2)        Outstanding

Entities affiliated with
Morgan Stanley Venture Partners
1221 Avenue of the Americas
New York, NY 10021........................    3,475,294(3)            16.10%

Gerardo Canet ............................    2,354,908(4)(5)         10.90%
Jay Higham................................       54,500(5)                *
Claude E. White...........................        3,926(5)                *
Donald S. Wood, Ph.D......................       48,245(5)                *
Vicki L. Baldwin..........................       56,132(5)                *
Elliott D. Hillback, Jr...................    35,250(5)(6)                *
M. Fazle Husain...........................    3,475,294(3)            16.10%
Michael J. Levy, M.D......................      357,268(5)             1.67%
Sarason D. Liebler........................       51,700(5)                *
Aaron S. Lifchez, M.D.....................      267,366(5)             1.25%
Patricia M. McShane, M.D..................        7,500(5)                *
Lawrence Stuesser ........................      217,450(5)             1.02%
All executive officers and directors
  as a group    (12 persons) .............    6,929,539(3)(4)(5)      31.40%



*     Represents less than 1% of outstanding shares of Common Stock

(1) For the purposes of this Proxy Statement, beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein.

(2) As of March 31, 1998, there were 165,644 shares of Preferred Stock outstanding of which 150,000 shares, or 90.6%, were owned by Barry Blank (Box 32056, Phoenix, AZ 85064) as reported on his Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on June 6, 1994. Upon conversion of each share of Preferred Stock owned by Mr. Blank into
      3.58 shares of Common Stock, he would own 2.52% of the Company's outstanding Common Stock.

(3) Includes 3,235,294 shares of Common Stock and 240,000 shares of Common Stock issuable upon immediately exercisable warrants held by Morgan Stanley Venture Partners III, L.P. ("MSVP III, L.P."), Morgan Stanley Venture Investors III, L.P. ("MSVI III, L.P."), and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. ("MSVPE Fund, L.P.") (MSVP III, L.P., MSVI III, L.P, and MSVPE Fund, L.P. are collectively referred to as the "Funds"). Fazle Husain, a director of the Company, is an individual managing member of a general partner of the Funds. Mr. Husain may be deemed to beneficially own the shares held by the Funds, although he has disclaimed beneficial ownership.

(4) Includes an aggregate of 1,978,783 shares of Common Stock owned by certain physicians for which Gerardo Canet has a proxy to vote for a two-year period with respect to (i) the election of Directors or any amendment to the Company's Amended and Restated Certificate of Incorporation affecting Directors and (ii) any change in stock options for management and Directors of the Company.

(5) Includes (or consists of) currently exercisable options, including options exercisable within sixty days, to purchase Common Stock as follows:
      Gerardo Canet -- 251,125; Jay Higham -- 52,500; Claude E. White -- 3,093; Donald S. Wood -- 34,597; Vicki L. Baldwin -- 3,000; Elliott D. Hillback, Jr. -- 35,250; Sarason Liebler -- 35,250; Patricia McShane -- 7,500; and Lawrence Stuesser -- 35,250; and currently exercisable warrants to purchase Common Stock as follows: Michael Levy -- 15,000 and Aaron Lifchez -- 15,000.


(6) Excludes 136,612 shares of Common Stock owned by Integrated Genetics, a division of Genzyme Corporation, that Elliott D. Hillback, Jr., as a Senior Vice President of Genzyme Corporation, may be deemed to beneficially own.


                              ELECTION OF DIRECTORS

         At the meeting, eight directors will be elected by the stockholders to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify. Each of the nominees is currently a director of the Company, except for Ms. Elizabeth E. Tallett. Management recommends that the persons named below be elected as directors of the Company and it is intended that the accompanying proxy will be voted for the election as directors of the eight persons named below, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any nominee should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by management.

         The following sets forth the names and ages of the eight nominees for election to the Board of Directors, their respective principal occupations or employments during the past five years and the period during which each has served as a director of the Company.

         GERARDO CANET (52) became President, Chief Executive Officer and a director of the Company effective February 14, 1994 and the Chairman of the Board effective April 19, 1994. For approximately five years prior to joining the Company, Mr. Canet held various executive management positions with Curative Health Services, Inc., most recently as Executive Vice President and President of its Wound Care Business Unit. From 1979 to 1989, Mr. Canet held various management positions with Kimberly Quality Care, Inc. (and a predecessor company), a provider of home health care services, most recently from 1987 to 1989 as Executive Vice President, Chief Operating Officer and a director of Kimberly Quality Care, Inc. Mr. Canet earned an M.B.A. from Suffolk University and a B.A. in Economics from Tufts University. Mr. Canet has been a director of Curative Health Services, Inc. since July 1991.

        M. FAZLE HUSAIN (34) became a director of the Company in January 1998. Mr. Husain is a principal of Morgan Stanley & Co. Incorporated and an individual managing member of a general partner of Morgan Stanley Venture Partners, L.P., where he has been employed since 1991, and certain partnerships affiliated with Morgan Stanley Venture Partners, L.P. Mr. Husain is also a director of U.S. Healthworks, Dental Co., Inc., and Allscripts, Inc.

        MICHAEL J. LEVY, M.D. (38) became a director of the Company in March 1998. Since 1991, Dr. Levy, a board certified reproductive endocrinologist, has been a shareholder and medical director of Levy, Sagoskin and Stillman, M.D., P.C., a physician group practice that became a Network Site in March 1998. Dr. Levy graduated from the University of Cape Town Medical School.

        SARASON D. LIEBLER (61) became a director of the Company in August 1994. Mr. Liebler is President of SDL Consultants, a privately-owned consulting firm engaged in rendering general business advice. From February 1985 to December 1, 1991, Mr. Liebler served as Chief Executive Officer of American Equine Products, Inc. and served as a director of that company from February 1985 to November 1992. During the past 20 years, Mr. Liebler has been a director and/or officer of a number of companies in the fields of home health care, clinical diagnostics, high density optical storage and sporting goods.

        AARON S. LIFCHEZ, M.D. (55) became a director of the Company in August 1997. Since 1996, Dr. Lifchez, a reproductive endocrinologist, has been a shareholder and president of Fertility Centers of Illinois, S.C., a physician group practice that became a Network Site in August 1997. Dr. Lifchez has maintained a medical practice in the Chicago area for more than the past five years. Dr. Lifchez graduated from the Chicago Medical School.

        PATRICIA M. MCSHANE, M.D. (49) became a director of the Company in March 1997 and was a Vice President of the Company in charge of medical affairs from September 1992 through February 28, 1997. Since May 1988, Dr. McShane, a board certified reproductive endocrinologist, has been, and currently is, the Medical Director of the Boston Network Site where she is engaged in the practice of medicine, specializing in infertility. Dr. McShane graduated from Tufts University School of Medicine.

        LAWRENCE J. STUESSER (56) became a director of the Company in April 1994. Since June 1996, Mr. Stuesser has been the of President and Chief Executive Officer of Computer People Inc., the U.S. subsidiary of London-based Delphi Group plc. From July 1993 to May 1996, he was a private investor and business consultant. Mr. Stuesser was elected Chairman of the Board in July 1995 and has been a director of Curative Health Services, Inc. since 1993. Mr.
Stuesser  also  serves  on  the  Board  of  Directors  of  American   Retirement
Corporation and Delphi Group plc. Mr. Stuesser was Chief Executive Officer of Kimberly Quality Care, Inc. from 1986 to July 1993, at which time that Company was acquired by the Olsten Company. Mr. Stuesser holds a B.B.A. in accounting from St. Mary's University.

        ELIZABETH E. TALLETT (49) is a director nominee. Since 1996, Ms. Tallett has held the positions of President and Chief Executive Officer of Dioscor, Inc. and President and Chief Executive Officer of Ellard Pharmaceuticals, Inc., both biopharmaceutical companies. In 1992 she co-founded Transcell Technologies, Inc. a carbohydrate-based pharmaceutical company, where she served as President and Chief Executive Officer until 1996. Ms. Tallett is a board member of The Principal Mutual Life Insurance Company , Varian Associates, Inc., Humascan, Inc. and Coventry Health Care, Inc. She is a founding board member of the Biotechnology Council of New Jersey and serves as its Treasurer. Ms. Tallett graduated from Nottingham University with degrees in mathematics and economics.


        Directors are elected by the Company's stockholders at each annual meeting or, in the case of a vacancy, are appointed by the directors then in office, to serve until the next annual meeting or until their successors are elected and qualified. Officers are appointed by and serve at the discretion of the Board of Directors.

        The Board of Directors of the Company held four meetings and took action by consent ten times during the fiscal year ended December 31, 1997. Each of the directors attended at least 75% of the aggregate of all meetings of (i) the Board of Directors and (ii) the committees thereof on which such director served during the term of each's directorship.

        The Audit Committee consists of Messrs. Hillback, Jr., Liebler and Stuesser. The Audit Committee met one time during the fiscal year ended December 31, 1997. The Audit Committee is authorized by the Board of Directors to review, with the Company's independent accountants, the annual financial statements of the Company; to review the work of, and approve non-audit services performed by, such independent accountants; and to make annual recommendations to the Board for the appointment of independent public accountants for the ensuing year. The Audit Committee also reviews the effectiveness of the financial and accounting functions, organization, operations and management of the Company.

        The Compensation Committee consists of Messrs. Hillback, Jr., Liebler and Stuesser. The Compensation Committee met four times during the fiscal year ended December 31, 1997. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company, administers the issuance of stock options to the Company's officers, employees and consultants and also has authority to grant options to directors who are not employees of the Company.

       The Nominating Committee, consisting of Messrs. Canet, Liebler and Stuesser was established by the Board of Directors in February 1998. There were no meetings of the Nominating Committee during the fiscal year ended December 31, 1997. The Nominating Committee recommends to the Board of Directors the nominees for submission to the Stockholders for election at the Annual Meeting of Stockholders and nominees to fill vacancies on the Board between Annual Meetings of Stockholders.

                               DIRECTOR COMPENSATION

        In 1997, in addition to stock option compensation discussed below, non-employee directors of the Company received an annual retainer of $10,000, a fee of $750 for each meeting of the Board attended, $2,500 per year for membership on a committee of the Board, and were reimbursed for expenses actually incurred in attending meetings. Directors who are also executive officers are not compensated for their services as directors.

        Under the 1994 Outside Director Stock Purchase Plan , there are reserved for issuance thereunder 125,000 shares of Common Stock, pursuant to which directors who are not full-time employees of the Company may elect to receive all or a part of their annual retainer fees, the fees payable for attending meetings of the Board and the fees payable for serving on Committees of the Board, in the form of shares of Common Stock rather than cash, provided that any such election be made at least six months prior to the date that the fees are to be paid; no such elections were made as of April 17, 1998.

        In November 1994, the Board of Directors approved the granting of Non-Incentive Options to Non-Employee Directors under the 1992 Incentive and Non-Incentive Stock Option Plan (the "1992 Plan"). Each Non-Employee Director, upon initial election to the Board of Directors, is granted an option to purchase 30,000 shares of Common Stock ("Initial Option") at an exercise price equal to the closing price of the Common Stock on the date immediately preceding election to the Board. 25% of the shares subject to the Initial Option become exercisable one year from the grant; thereafter the shares become exercisable every three months at the rate of 6.25% of the total number of shares subject to the option. Annually, upon re-election, Non-Employee Directors are granted an option to purchase 6,000 shares of Common Stock ("Re-election Option") at a price equal to the closing price of the Common Stock on the date of re-election. 50% of the shares subject to the Re-election Option vest one year from the date of grant and the balance vest two years from the date of grant. On November 15, 1994, the Board of Directors granted Initial Options to each of Messrs. Hillback, Jr., Liebler and Stuesser at an exercise price of $1.25 per share. On October 24,1995, the Board of Directors granted Re-election Options to each of Messrs. Hillback, Jr., Liebler and Stuesser at an exercise price of $2.56 per share. On June 11, 1996, the Board of Directors granted Re-election Options to each of Ms. Baldwin and Messrs. Hillback, Jr., Liebler and Stuesser at an exercise price of $3.75 per share. On June 10, 1997, Re-election Options were granted to each of Ms. Baldwin, Dr. McShane and Messrs. Hillback, Jr., Liebler and Stuesser at an exercise price of $1.63 per share. Initial Options were granted to each of Dr. McShane at an exercise price of $2.38 per share on March 5, 1997, Dr. Lifchez at an exercise price of $2.31 per share on August 25, 1997 and Dr. Levy at an exercise price of $1.94 per share on March 13, 1998. In part consideration of consulting services rendered to the Company in 1997, the Company also granted a Non-Incentive Option to Mr. Liebler on October 21, 1997 to purchase 40,000 of shares of Common Stock at an exercise price of $2.19 per share, 25% of which shares become exercisable one year from the date of grant; thereafter the shares become exercisable every three months at the rate of 6.25% of the total number of shares subject to the option .

        SDL Consultants, a company owned by Sarason D. Liebler, who became a director of the Company in August, 1994, rendered consulting services to the Company for aggregate fees of approximately $93,000, $17,000 and $22,000 during 1997, 1996 and 1995, respectively. The approximately $93,000 paid to Mr. Liebler in 1997 primarily related to services rendered to the Company in assisting with the recruitment of five (5) senior management persons and included reimbursement of expenses.

                    BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

        The following sets forth the business experience of executive officers who are not also directors of the Company.

        EUGENE R. CURCIO became Vice President of Finance and Chief Financial Officer in April 1998. Prior to joining the Company, Mr. Curcio was Vice President of the Kaufman Group Division of Superior Consultant Company, Inc., a national, publicly-traded healthcare consulting company. Between 1978 and 1997, Mr. Curcio held several positions with Central Connecticut Health Alliance, a multi-provider organization, the last of which was Senior Vice President and CFO. Mr. Curcio received his MBA from the University of Pittsburgh Graduate School of Business and is a CPA.

        JAY HIGHAM became Vice President of Marketing and Development in October 1994. For four years prior to joining the Company, Mr. Higham held a variety of executive positions, the most current of which was as Vice President of Health Systems Development for South Shore Hospital and South Shore Health and Education Corporation where he developed and implemented a strategy for integration with physician group practices and managed care payors. Mr.
Higham earned an M.H.S.A. from George Washington University.

        CLAUDE E. WHITE joined the Company in March 1995 as General Counsel and Assistant Secretary. In January 1998, Mr. White became Corporate Secretary, in addition to General Counsel. Prior to joining the Company, Mr. White was engaged in the practice of law with William A. Thomas, Jr. & Associates, a New Jersey law firm, since 1993. Mr. White has served as General Counsel of several major companies over the past 10 years, including Burns International Security Services, Inc., Staff Builders, Inc. and Quality Care, Inc. Mr. White received his B.A. degree in Political Science from Rutgers College and J.D. degree from Rutgers School of Law.

        DONALD S. WOOD, PH.D. joined the Company in April 1991 as its Vice President of Genetics. Dr. Wood became President and Chief Operating Officer of the Reproductive Science Center Division in 1997. From 1989 through March 1991, Dr. Wood was the Executive Vice President and Chief Scientific Officer of Odyssey Biomedical Corp., a genetic testing company which he co-founded and which was acquired by IG Labs, Inc. in December 1990. Dr. Wood received a Ph.D. in Physiology from Washington State University and completed a post-doctoral fellowship in neurology at the Columbia/Presbyterian Medical Center in New York, where he subsequently was appointed an Assistant Professor of Neurology.


                             EXECUTIVE COMPENSATION

        The following table sets forth a summary of the compensation paid or accrued by the Company during the years ended December 31, 1997, 1996 and 1995 for the Company's Chief Executive Officer and for the four most highly compensated executive officers (the "Named Executive Officers"), including two who are no longer serving as officers of the Company.

                           SUMMARY COMPENSATION TABLE
                                                                   Long Term
                                                                  Compensation
                                                                   Securities
                                               Annual              Underlying
                                            Compensation             Options
            Name               Year     Salary ($)    Bonus ($)    Granted (#)
            ----               ----     ---------     --------     -----------

Gerardo Canet                  1997      228,000       41,040        175,000(2)
 President and                 1996      220,000           --        120,000
 Chief Executive Officer (1)   1995      215,000       53,750             --

Peter Callan                   1997      112,916        7,500             --
 Vice President,               1996      108,000       10,000             --
 Central Region (1), (3)       1995       41,545(1)     9,375         40,000

Jay Higham                     1997      120,000       12,600             --
 Vice President, Marketing     1996      125,000           --         40,000
 and Development (1)           1995      110,000       19,250             --

Dwight P. Ryan                 1997       98,000       10,290             --
 Vice President, Finance and   1996       94,120           --         25,000
 CFO (1), (4)                  1995       90,000       15,750             --

Donald S. Wood, Ph.D.          1997      121,738       12,285         60,000
 President and COO             1996      112,143           --             --
 RSC Division (1)              1995      108,000       18,900             --

(1) Gerardo Canet, Peter Callan, Jay Higham, Dwight Ryan, and Donald Wood commenced employment with the Company on February 14, 1994, August 14, 1995, October 10, 1994, December 1, 1987 and March 1, 1991,
         respectively.

(2) Subject to stockholder approval of an amendment to increase the number of shares of Common Stock authorized under the 1992 Plan from 1.3 million to 2.0 million.

(3) Peter Callan resigned as Vice President of the Company's Central Region effective September 16, 1997.

(4) Dwight Ryan resigned as Vice President of Finance and Chief Financial Officer effective March 13, 1998.


         The following table sets forth certain information with respect to individual grants of stock options made by the Company during fiscal 1997 to the named executive officers.




                             OPTIONS GRANTED IN 1997

                                         Percent of                                       Potential Realizable
                           Number of        Total                                    Value at Assumed Annual Rates of
                            Shares        Options                                  Stock Price Appreciation for Option
                          Underlying     Granted to                                            Term ($) (2)
                            Options      Employees     Exercise     Expiration
              Name          Granted       in 1997       Price          Date             0%          5%          10%
              ----          -------       -------       -----          ----             --          --          ---
Gerardo Canet               175,000(1)     32.56%       $2.19     Oct. 21, 2007        $0        $241,021     $610,800
  President and Chief
    Executive Officer

Donald S. Wood, Ph.D.        25,000         4.65%       $1.68     Feb. 25, 2007        $0        $ 26,413     $ 66,937
  President and COO,         35,000         6.51%       $2.19     Oct. 21, 2007        $0        $ 48,204     $122,160
  RSC Division

(1) Subject to stockholder approval of an amendment to increase the number of shares of Common Stock authorized under the 1992 Plan from 1.3 million to
      2.0 million shares, each such option being exercisable at $2.19 per share, 25% of which shares become exercisable one year from the date of grant; thereafter the shares become exercisable at the rate of 6.25% of the total number of shares subject to the option every three months. Notwithstanding the above provisions, these incentive options shall fully vest on the earliest to occur of: (i) October 21, 2002; (ii) the day after the Company's Common Stock has had an average closing price of $5.00 per share for 45 consecutive trading days; (iii) an acquisition of the Company for cash in excess of $3.50 per share of the Company's Common Stock; or (iv) a Qualifying Termination, as defined in the August 3, 1994 Change in Control Severance Agreement, as amended, between the Company and Mr. Canet.

(2) Potential realizable value is based on the assumption that the price per share of Common Stock appreciates at the assumed annual rate of stock appreciation for the option term. The assumed 0%, 5% and 10% annual rates of appreciation (compounded annually) over the term of the option are set forth in accordance with the rules and regulations adopted by the Commission and do not represent the Company's estimate of stock price appreciation.
                                       -7-

      The following table sets forth certain information concerning Named Executive Officers who held unexercised options at December 31, 1997:


                       OPTION VALUES AT DECEMBER 31, 1997

                                                             Number of
                                                          Shares Underlying          Value of Unexercised
                                                             Unexercised                  In-the-Money
                        Shares                                Options at                    Options at
                       Acquired                            December 31, 1997         December 31, 1997 ($) (1)
                         Upon            Value        ---------------------------   --------------------------
    Name               Exercise       Realized ($)    Exercisable   Unexercisable   Exercisable  Unexercisable
    ----               --------       ------------    -----------   -------------   -----------  -------------
Gerardo Canet             --              --            282,224       308,276(2)      169,244        30,129

Jay Higham                --              --             42,500        37,500          19,800         6,600

Dwight P. Ryan            --              --             40,580        24,420          12,462         3,419

Donald S. Wood, Ph.D.     --              --             35,366        64,634           9,284         5,005



(1) Based upon the closing sales price of the Common Stock on the Nasdaq National Market on December 31, 1997 of $1.81 per share.

(2) Includes a stock option grant to purchase 175,000 shares of Common Stock which is subject to stockholder approval of an amendment to increase the number of shares of Common Stock authorized under the 1992 Plan from 1.3 million to 2.0 million shares, each such option being exercisable at $2.19 per share, 25% of which shares become exercisable one year from the date of grant; thereafter the shares become exercisable at the rate of 6.25% of the total number of shares subject to the option every three months. Notwithstanding the above provisions, these options shall fully vest on the earliest to occur of: (i) October 21, 2002; (ii) the day after the Company's Common Stock has had an average closing price of $5.00 per share for 45 consecutive trading days; (iii) an acquisition of the Company for cash in excess of $3.50 per share of the Company's Common Stock; or (iv) a Qualifying Termination, as defined in the August 3, 1994 Change in Control Severance Agreement, as amended, between the Company and Mr. Canet.

             EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

         On February 14, 1994, Gerardo Canet entered into an employment agreement with the Company to serve as its President and Chief Executive Officer and was appointed as a director. Pursuant to the employment agreement, Mr. Canet receives an annual salary of $215,000 subject to increases and in February 1994 was granted options to purchase an aggregate of 140,500 shares of Common Stock. Under Mr. Canet's employment agreement, the Company may terminate his employment without cause on thirty days' notice, in which event Mr. Canet will receive, as severance pay, twelve months' salary payable monthly. In the event Mr. Canet's employment is terminated by reason of his permanent disability or death, Mr. Canet (or his legal representative) will receive six months' base salary (reduced by any payments following termination received under any long-term disability policy maintained by the Company for Mr. Canet's benefit).

         The employment agreement further provides that in the event that (i) within one year after a "Change of Control" (as defined therein) of the Company, Mr. Canet's employment terminates or there occurs a material reduction in his duties (other than by reason of his disability) or a material interference by the Company's Board of Directors with the exercise of his authority, or (ii) the Company is acquired for cash in excess of $10.00 per share of Common Stock, the stock options granted to Mr. Canet under the agreement would accelerate and become exercisable as of the date of such termination, material reduction, material interference, or cash acquisition, or, with respect to the incentive options, the earliest date thereafter consistent with certain restrictions set forth in the agreement.

         Under the employment agreement, Mr. Canet has agreed not to compete with the Company while employed by the Company and for a period of one year thereafter.
                                 --------------

         The Company is also a party to a Change in Control Severance Agreement with Mr. Canet entered into in August 1994.

         The Company is also party to Executive Retention Agreements with each of Jay Higham and Donald Wood, Vice Presidents of the Company, entered into in March 1995 and with Eugene R. Curcio, Vice President and Chief Financial Officer of the Company, entered into in April 1998.

         The Change in Control Severance Agreements and the Key Executive Retention Agreements (together referred to herein as the "Agreements") provide for certain severance payments and benefits to the named executives in the event of a termination of their employment, either by the Company without cause, or by the executive for "Good Reason" (as defined below), at any time within eighteen
(18) months following a "Change in Control" (as defined below) of the Company (any such termination, a "Qualifying Termination"). More specifically, the Agreements provide the named executives with one additional year of salary, bonus (if applicable), and benefits (or equivalent), more than he or she would previously have been entitled to receive upon a termination without cause (or, additionally, in the case of Mr. Canet, certain terminations by Mr. Canet for Good Reason which would be deemed equivalent to a termination without cause under his current employment agreement). Accordingly, pursuant to the Agreements, in the event of a Qualifying Termination of the respective executive, Mr. Canet's severance has been increased to two years (from the one year severance provision which was contained in his employment agreement with the Company) and the three Vice Presidents will be paid one year's severance (the Vice Presidents not previously having been a party to a severance agreement with the Company). Pursuant to the terms of the Agreements, all incentive options granted to the respective executive would become fully vested upon a Qualifying Termination, subject to certain terms and conditions. Also, pursuant to the Agreements, the Company would be required to pay each respective executive for all reasonable fees and expenses incurred by the respective executive in litigating his or her rights, thereunder, to the extent the executive is successful in any such litigation.

         "Change in Control" under the Agreements means either: (i) any one or more changes in the aggregate composition of the Company's Board of Directors as a result of which Mr. Canet and the other individuals constituting the Board of Directors as of July 26, 1994 (the "Incumbent Board"), cease to constitute a majority of the Board of Directors, provided, however, that any individual elected to the Board by, or nominated for election by, a majority of the then-current Incumbent Board (except if such person assumes office by reason of an actual or threatened election contest) is deemed to be a member of the then-current Incumbent Board; or (ii) the closing of the cash acquisition in the event the Company is acquired for cash in excess of $10.00 per share of Common Stock, except in either case (i) or (ii) if the executive is or was a member of the Board and approved such event in writing or by vote at a meeting of the Board.

         "Good Reason" under the Agreements consists of any of the following grounds based on which the named executive terminates his or her own employment within eighteen (18) months following a Change in Control of the Company: (i) a material reduction in the Executive's duties, title(s) or offices, or a material interference with his or her authority or status by the Board of Directors; (ii) a relocation of the Company's principal executive offices to a location at least fifty (50) miles from the Company's current offices in Purchase, New York; (iii) in the case of Mr. Canet, a material breach of or default by the Company under his employment agreement; (iv) in the case of any of the Vice Presidents, in the event Mr. Canet's employment as President and Chief Executive Officer of the Company is terminated (other than due to the death or permanent disability of Mr. Canet) within the eighteen (18) month period following a Change in Control by either the Company (other than for cause) or Mr. Canet for good Reason; (v) if the executive's total salary and cash bonus opportunities for a fiscal year (which includes any portion of the eighteen-month period following a Change in Control) are less than 90% of the total salary and cash bonus compensation opportunities made available to the executive in the then most recently completed fiscal year; (vi) the failure of the Company to continue in effect any material benefits or perquisites or insurance plans in which the executive was participating unless substituted for with substantially similar benefits, or in the event the Company takes actions which would adversely affect the executive's participation in, or materially reduce the executive's benefits under, such plans, or deprive the executive of a material fringe benefit; (vii) the Company (either in one transaction or a series of related transactions) sells or otherwise disposes of, not in the ordinary course of business, assets or earning power aggregating more than 30% of the assets or earning power of the Company (or the Company and its subsidiaries), unless the executive is or was a member of the Board and approved any of the foregoing either in writing or by vote at a meeting of the Board; (viii) a material breach of or default by the Company under the Agreements which is not cured by the Company within thirty days after its receipt or prior written notice thereof from the executive; or (ix) a purported termination for cause by the Company of the executive's employment within the eighteen (18) month period following a Change in Control which is not effected in compliance with certain procedural requirements (such as notice and an opportunity for the executive to be heard, together with his counsel, before the Board).

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such executive officers, directors, and greater than 10% beneficial owners are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms filed by such reporting persons.

         Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that the required filings applicable to the Company's executive officers, and greater than 10% beneficial owners were made on a timely basis for the year ended December 31, 1997, except that an initial report on Form 3 was filed on October 14, 1997 by Dr. Aaron S. Lifchez, who became a director of the Company on August 19, 1997.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During  the fiscal  year  ended  December  31,1997  the  members of the
Compensation  Committee  were  Messrs.   Hillback,  Jr.,  Liebler  and  Stuesser
(Chairman).

         The Company has maintained a consulting arrangement with SDL Consultants, a privately-owned consulting firm engaged in rendering general business advice, of which Mr. Liebler is President. During the fiscal year ended December 31, 1997 the Company paid SDL Consultants approximately $93,000 in consulting fees, which were primarily related to services rendered to the Company in assisting with the recruitment of five (5) senior management persons and included reimbursement for expenses. Additionally, in consideration for consulting services rendered to the Company, Mr. Liebler was granted a non-incentive option to acquire 40,000 shares of Common Stock at an exercise price of $2.19 per share, 25% of which shares become exercisable one year from the date of grant; thereafter the shares become exercisable at the rate of 6.25% of the total number of shares subject to the option every three months.

         Each of Messrs. Hillback, Jr., Liebler and Stuesser was paid $10,000 as an annual retainer fee, $2,500 for membership on a Board committee and $2,250 in Board attendance fees.


         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION1

         The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive compensation and the creation of stockholder value, while at the same time attracting, motivating and retaining senior management. The Compensation Committee's informal executive compensation philosophy (which applies generally to all Company management, including the President and Chief Executive Officer, Gerardo Canet) considers a number of factors, which may include:

o rewarding eligible employees who have achieved specific business and financial success during the fiscal year;

o        giving   eligible   employees   the  incentive  to  strive  for  higher
         productivity, efficiency and quality of service; and

o        encouraging the "best" people to join and stay with the Company.

--------
         1 The material in this report is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not incorporated by reference in any filing of the Company under the Securities Act of 1993, whether made before or after this date of this Proxy Statement and irrespective any general incorporation language in such filing.

         Compensation structures for senior management generally include a combination of salary, bonuses and stock options. Specific executive officer base salary is determined based on a range of measures and by comparison to the compensation of executive officers of comparable companies. During the fiscal year ended December 31, 1997, the bonuses of senior management were derived in accordance with a predetermined percent of base salary. The actual bonuses were based on two components. One component was based on the Company's performance during the fiscal year ended December 31, 1997 versus the 1997 budget. The second component was based on the achievement of specific milestones. The Compensation Committee also endorses the position that equity ownership by senior management is beneficial in aligning their interest with those of stockholders', especially in the enhancement of stockholder value. The Compensation Committee considers the Company's performance under these measures and uses its subjective judgment and discretion in approving individual compensation. Mr. Canet's base salary is established pursuant to an employment agreement, although his bonus is determined in the same fashion as other executive officers.


Lawrence J. Stuesser (Chairman)
Elliott Hillback, Jr.
Sarason D. Liebler

Performance Graph2

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
  Among IntegraMed America, Inc. ("INMD"), The NASDAQ Stock Market (U.S.) Index
                             and a Peer Group Index



                               [GRAPHIC OMITTED]






                           1992     1993     1994      1995      1996     1997
                           ----     ----     ----      ----      ----     ----


INMD Common Stock           100     22.73    10.80     32.95     14.77    16.48
Peer Group                  100    135.88   115.67    198.37    136.65   137.12
NASDAQ Stock Market (U.S.)  100    114.80   112.21    158.70    195.19   239.53


         The above graph compares the five-year cumulative total return for INMD Common Stock with the comparable cumulative return of the NASDAQ Stock Market (U.S.) and a peer group index. The peer group index includes American Oncology Res. Inc., FPA Medical Management, Coastal Physician Group Inc, MedPartners, Inc., Pediatrix Med Group, Inc., Php Healthcare Corp., Phycor, Inc., Phymatrix Corp., Physician Reliance Network, Physicians Resource Group and Sheridan Healthcare Inc. The Company selected these companies for the peer group based on the nature of such companies' businesses.

         The graph assumes $100 was invested on December 31, 1992 in INMD Common Stock and $100 was invested at that same time in each of the NASDAQ and peer group indexes. The comparison assumes that all dividends were reinvested. Measurement points are at the last trading day of the years ended December 31, 1992, 1993, 1994, 1995, 1996 and 1997.

--------
         2 The material in this chart is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not incorporated by reference in any filing of the Company under the Securities Act of 1993, whether made before or after this date of this Proxy Statement and irrespective any general incorporation language in such filing.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         Dr. Patricia M. McShane, became a director of the Company in March 1997 and was a Vice President of the Company in charge of medical affairs from September 1992 through February 28, 1997. Since May 1988, Dr. McShane has been, and currently is, the Medical Director of MPD Medical Associates (MA) P.C. ("MPD") where she is engaged in the practice of medicine, specializing in infertility. Dr. McShane's aggregate compensation earned in 1997 for serving as an executive officer of the Company and as the Medical Director of MPD was $242,500. The Company is a party to a management agreement with MPD. During the fiscal year ended December 31, 1997, MPD paid approximately $1,833,000 in management fees to the Company pursuant to such management agreement. Dr. McShane is the sole stockholder of MPD.

         SDL Consultants, a company owned by Sarason D. Liebler, a Company director, rendered consulting services to the Company during 1997, 1996 and 1995 for aggregate fees of approximately $93,000, $17,000 and $22,000, respectively. The approximately $93,000 paid to Mr. Liebler in 1997 primarily related to services rendered to the Company in assisting with the recruitment of five (5) senior management persons and included reimbursement of expenses.

         In January 1998, the Company sold for a total purchase price of $5,500,000 an aggregate of 3,235,294 shares of Common Stock, $.01 par value, to Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P.
(collectively, the "Funds") and warrants expiring January 23, 2002 to purchase 240,000 shares of Common Stock, $.01 par value, at an exercise price of $.01 per share (the "Warrants"). The Funds were granted registration rights with respect to the shares of Common Stock and the shares of Common Stock issuable upon exercise of the Warrants. The Funds also have the right to designate nominees for election to the Company's Board of Directors based on their proportionate voting interest in the Company. In addition, the Funds are required to vote all of their voting securities for nominees to the Company' Board of Directors who have been recommended by the Company's Board of Directors. Mr. Husain, a director of the Company, is an individual managing member of a general partner of the Funds.

         The Company is a party to a management agreement with Fertility Centers of Illinois, S.C. ("FCI"). During the fiscal year ended December 31, 1997, FCI paid approximately $791,000 in management fees to the Company pursuant to such management agreement. Dr. Lifchez, a director of the Company, is a principal stockholder and officer of FCI.

         In March, 1998 the Company acquired the majority of the outstanding stock of Shady Grove Fertility Centers, Inc. ("Shady Grove") which is a party to a management agreement with Levy, Sagoskin and Stillman, M.D., P.C. ("LS&S"). Pursuant to a submanagement agreement between Shady Grove and the Company, the Company is entitled to receive management fees for services provided to LS&S. Dr. Levy, a director of the Company, is a principal stockholder of LS&S.

                APPROVAL AND RATIFICATION OF THE AMENDMENT TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION


         The Board of Directors of the Company has adopted and recommends to the stockholders approval of a proposed amendment to the Company's Amended and Restated Certificate of Incorporation ("Certificate") to increase the authorized number of shares of Common Stock from 25,000,000 to 50,000,000. The proposed increase in the authorized number of shares of Common Stock has been recommended by the Board of Directors to assure that an adequate supply of authorized unissued shares of Common Stock is available for general corporate needs.

         As of March 31, 1998, in addition to the 21,344,423 shares of Common Stock outstanding, the Company had (i) 593,006 shares of Common Stock issuable upon conversion of the Company's Series A Cumulative Convertible Preferred Stock, (ii) an aggregate of 1,283,456 shares of Common Stock reserved for issuance upon exercise of options granted under the Company's 1988 and 1992 Stock Option Plans, of which options to purchase 1,246,361 shares of Common Stock are outstanding, excluding the 1997 grant to Gerardo Canet of options to purchase 175,000 shares of Common Stock which is subject to stockholder approval of increasing the number of shares available under the 1992 Plan from 1.3 million to 2.0 million shares , (iii) 125,000 shares of Common Stock reserved for issuance pursuant to the Company's 1994 outside director stock purchase plan, (iv) 1,233,402 shares of Common Stock issuable upon exercise of outstanding warrants and (v) up to approximately 245,000 shares (based on the Company's current market price per share as of April 17, 1998) which may be issued in partial payment of the right to manage physician practices; leaving approximately 175,713 additional shares of Common Stock available for issuance. If the amendment to the Certificate is approved, there will be 25,175,713 authorized shares of Common Stock available for issuance, on such terms and conditions as may be determined by the Board of Directors.

         While the Company has no specific plans, arrangements, or agreements to issue shares of Common Stock other than those described above, the Board of Directors of the Company believes it is advisable and in the best interests of the Company to have available authorized and unissued shares of Common Stock in an amount adequate to provide for the future needs of the Company. The additional authorized shares of Common Stock will benefit the Company by providing flexibility to the Board of Directors without further action or authorization by stockholders (except as required by law), in responding to business needs and opportunities as they arise, or for other proper corporate purposes. These corporate purposes might include acquisitions of certain assets of and the right to manage physician group practices, stock dividends, stock splits, employee stock options, debt financings, the obtaining of capital funds through public and private offerings of shares of Common Stock, or to compensate employees or retain consultants. The issuance of any additional shares of Common Stock will be on terms deemed to be, at the time of such issuances, in the best interests of the Company and its stockholders. If such additional authorized shares of Common Stock are subsequently issued to other than existing stockholders, the percentage interest of existing stockholders in the Company will be reduced. Holders of shares of Common Stock have no pre-emptive rights with respect to future issuances of shares of Common Stock.

         The Board of Directors is not aware of any attempt to gain control of the Company nor is it recommending this amendment to increase the number of authorized shares of Common Stock in response to any specific effort to obtain control of the Company. The proposed amendment to increase the number of authorized shares of Common Stock is not designed as nor intended to be an anti-takeover measure; however the authorized but unissued shares of Common Stock could be used by incumbent management to make a change in control of the Company more difficult and time-consuming. Under certain circumstances, such unissued shares of Common Stock could be used to create obstacles or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company with a view to instituting a merger, sale of all or part of the Company's assets, or other similar transaction which may not be in the best interest of the stockholders.

         It is expected that the proposed amendment, if approved by the stockholders, will be made effective on or about June 10, 1998 by the filing and recording of an appropriate Certificate of Amendment as required under Delaware law.

         The Board of Directors recommends a vote FOR the proposed amendment, and the persons named in the accompanying proxy will vote in accordance with the choice specified thereon or, if no choice is properly indicated, in favor of the amendment.

                 APPROVAL AND RATIFICATION OF AMENDMENTS TO THE
               1992 INCENTIVE AND NON-INCENTIVE STOCK OPTION PLAN

         The 1992 Incentive and Non-Incentive Stock Option Plan (the "Plan") was adopted by the Board of Directors and stockholders of the Company in June 1992. The Board of Directors of the Company has adopted and recommends to the stockholders approval of amendments to the Plan to (i) increase the number of shares of Common Stock reserved for issuance upon exercise of options granted or to be granted under the Plan from 1.3 million to 2.0 million shares and (ii) provide for the ability of the Board of Directors, in its sole discretion to (i) accelerate the date or dates on which all or any particular option or options granted under the Plan may be exercised or (ii) extend the dates during which all, or any particular, option or options granted under the Plan may be exercised; provided, however, that no such extension shall be permitted if it would cause the Plan to fail to comply with Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (if applicable). The proposed amendments to the Plan are described below.

Purpose

         The purpose of the Plan is to enable the Company to grant options to selected employees, directors, consultants, agents, independent contractors and other persons so as to further the growth and development of the Company, its direct and indirect subsidiaries and the entities with which the Company collaborates to deliver services ("Collaborating Entities"). The grant of options by the Company is intended to encourage such selected employees, directors, consultants, agents, independent contractors and other persons who contribute and are expected to contribute materially to the Company's success to obtain a proprietary interest in the Company through ownership of its stock, thereby providing such persons with an added incentive to promote the best interests of the Company and affording the Company a means of attracting persons of outstanding ability.

Common Stock Subject to the Plan

         Under the Plan, 1.3 million shares of Common Stock of the Company are currently reserved for issuance upon exercise of options granted thereunder. The amendments presently before the stockholders, if approved, will (i) increase the number of shares of Common Stock issuable under the Plan to an aggregate of 2.0 million shares and (ii) provide for the ability of the Board of Directors, in its sole discretion to (i) accelerate the date or dates on which all or any particular option or options granted under the Plan may be exercised or (ii) extend the dates during which all, or any particular, option or options granted under the Plan may be exercised; provided, however, that no such extension shall be permitted if it would cause the Plan to fail to comply with Section 422 of the Code or with Rule 16b-3 promulgated under the Exchange Act (if applicable).

         At March 31, 1998, options to purchase an aggregate of 1,246,361 shares of Common Stock were outstanding under the 1992 Plan at exercise prices ranging from $0.625 per share to $3.75 per share.

Grant of Options

         Under the Plan, incentive stock options ("Incentive Stock Options"), qualifying under Section 422 of the Internal Revenue Code of 1986, as amended ("the "Code"), may be granted to employees (including officers) of the Company and/or any of its subsidiaries, and non-incentive (or "non-qualified") stock options ("Non-Incentive Stock Options," together with Incentive Stock Options, hereinafter "Stock Options") may be granted to employees, directors, consultants, agents, independent contractors and such other persons as the Incentive and Non-Incentive Stock Option Plan Committee (the "Committee") of the Board of Directors determines will contribute to the Company's success. The Committee, which consists of two or more directors appointed by the Board of Directors who themselves are not eligible for discretionary grants of Stock Options, selects the optionees under the Plan and determines (i) whether the respective Stock Option is to be a Non-Incentive Stock Option or an Incentive Stock Option, (ii) the number of shares of Common Stock purchasable under the option, (iii) the exercise price, which cannot be less than 100% of the fair market value of the Common Stock on the date of grant with respect to Incentive Stock Options (110% of fair market value in the case of an Incentive Stock Option granted to an owner of stock possessing more than 10% of the total voting power of all classes of stock of the Company (a "10% Owner")), (iv) the time or times when the Stock Option becomes exercisable, and (v) the term of the option (not to exceed ten years). Incentive Stock Options are not exercisable prior to one year from the date of grant. The fair market value, determined as of the date the option is granted, of shares exercisable for the first time by the holder of an Incentive Stock Option may not exceed $100,000 in any calendar year.

Exercise of Options

         All options are exercisable during the optionee's lifetime only by the optionee and only while the optionee is an employee, director, consultant, agent, independent contractor or otherwise employed by or engaged in performing services for the Company or a subsidiary, either directly or through a Collaborating Entity, and for a period of three months thereafter, except where termination of employment or engagement is due to death or disability. In the event of death or disability, the option is exercisable by the optionee or the optionee's executor or administrator within one year from the date of death or termination of employment by reason of such disability, only to the extent the option would be exercisable by the optionee as at such date. No option is transferable other than by will or the laws of descent and distribution.

         Options are exercisable by payment in cash to the Company, or a check to its order, of the full purchase price for the shares of Common Stock to be purchased, plus the amount, if any, required for withholding taxes in connection with such exercise (the "Exercise Payment"); provided, however, that with the consent of the Committee or such officer of the Company as may be authorized by the Committee from time to time to give such consent, the Exercise Payment may be paid by the surrender of Common Stock owned by the person exercising the option and having a fair market value on the date of exercise equal to the Exercise Payment, or in any combination of cash and Common Stock so long as the total cash so paid and the fair market value of the Common Stock surrendered equals the Exercise Payment, and the Common Stock so surrendered, if originally issued to the optionee upon exercise of an option granted by the Company, shall have been held by the optionee for more than six months.

Option Adjustments

         The Plan contains a customary anti-dilution provision which provides that in the event of any change in the Company's outstanding capital stock by reason of stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or exchanges of shares and the like, the aggregate number of shares of Common Stock subject to outstanding options and the exercise price are to be appropriately adjusted by the Board of Directors (or the Committee), whose determination thereon shall be conclusive.

Amendments

         The Board has the authority to make changes in or additions to the Plan as it deems desirable and the Board and the Committee may adopt rules and regulations to carry out the Plan. The Board may not, without stockholder approval, (i) increase the number of shares which may be issued under the Plan,
(ii) adversely affect the rights of a holder of an option previously granted under the Plan, (iii) modify materially the eligibility requirements for participation in the Plan, or (iv) increase materially the benefits accruing to participants under the Plan.

Termination

         The Plan terminates on April 30, 2002 (unless sooner terminated at the discretion of the Board of Directors).

Federal Income Tax Consequences

         Under current tax law, there are generally no Federal income tax consequences to either the employee or the Company on the grant of Non-Incentive Stock Options if granted under the terms set forth in the 1992 Plan and if the option is not immediately exercisable. Upon exercise of such a Non-Incentive Stock Option, the excess of the fair market value of the shares subject to the option over the option price (the "Spread") at the date of exercise is taxable as ordinary compensation income to the optionee in the year it is exercised and is deductible by the Company as compensation for Federal income tax purposes, if Federal income tax is withheld on the Spread. However, if the shares are subject to vesting restrictions conditioned on future employment or the holder is subject to the short-swing profits liability restrictions of Section 16(b) the Exchange Act (i.e., is an executive officer, director or 10% stockholder of the Company) then taxation and measurement of the Spread is deferred until such restrictions lapse, unless a special election is made under Section 83(b) of the Code to report such income currently without regard to such restrictions. The optionee's basis in the shares will be equal to the fair market value on the date taxation is imposed (determined without regard to marketability restrictions imposed by the securities laws) and the holding period commences on such date.

         Holders of Incentive Stock Options incur no regular Federal income tax liability at the time of grant or upon exercise of such option, assuming that the optionee was an employee of the Company from the date the option was granted until 90 days before such exercise. However, upon exercise, the Spread must be added to regular Federal taxable income in computing the optionee's "alternative minimum tax" liability. An optionee's basis in the shares received on exercise of an Incentive Stock Option will be the option price of such shares for regular income tax purposes. No deduction is allowable to the Company for Federal income tax purposes in connection with the grant or exercise of such option.

         If the holder of shares acquired through exercise of an Incentive Stock Option sells such shares within two years of the date of grant of such option or within one year from the date of exercise of such option (a "Disqualifying Disposition"), the optionee will realize income taxable at ordinary rates. Ordinary income is reportable during the year of such sale equal to the difference between the option price and the fair market value of the shares at the date the option is exercised, but the amount includable as ordinary income shall not exceed the excess, if any, of the proceeds of such sale over the option price. In addition to ordinary income, a Disqualifying Disposition may result in taxable income subject to capital gains treatment if the sales proceeds exceed the optionee's basis in the shares (i.e., the option price plus the amount includable as ordinary income). The amount of the optionee's taxable ordinary income will be deductible by the Company in the year of the Disqualifying Disposition.

         At the time of sale of shares received upon exercise of an option (other than a Disqualifying Disposition of shares received upon the exercise of an Incentive Stock Option), any gain or loss is long-term or short-term capital gain or loss, depending upon the holding period. The holding period for long-term capital gain or loss treatment is more than one year.

         The foregoing is not intended to be an exhaustive analysis of the tax consequences relating to stock options issued under the Plan. For instance, the treatment of options under state and local tax laws, which are not described above, may differ from their treatment for Federal income tax purposes.

         The following table sets forth information as of March 31, 1998 with respect to unexercised options granted under the 1992 Plan during the year ended December 31, 1997 and the three-month period ended March 31, 1998 (excluding any options granted subject to approval of the foregoing amendment to the 1992 Plan) and options granted subject to approval of the foregoing amendment to the 1992 Plan (the "Contingent Options").


                                NEW PLAN BENEFITS
               1992 INCENTIVE AND NON-INCENTIVE STOCK OPTION PLAN

                                       Number of Shares                 Weighted
                                          Covered by                     Average
                                         Unexercised     Number of       Exercise
                                       Options Granted     Shares        Price Per
                                         (Excluding      Covered by    Share Covered
                                         Contingent      Contingent    by Contingent
             Name of Grantee               Options)        Options      Options ($)
             ---------------              --------       ----------   -------------

Gerardo Canet, Chairman, President
     and Chief Executive Officer                 --      175,000(1)       $2.19

Jay Higham, Vice President, Marketing
     and Development                             --           --             --

Dwight P. Ryan, Vice President, Finance
     and Chief Financial Officer                 --           --             --

Donald S. Wood, Ph.D., President and COO,
   RSC Division                              85,000           --             --

All current executive officers, as a group  135,500      175,000          $2.19

All current directors who are not
    executive officers, as a group          184,000           --             --

All employees, including all current
    officers who are not executive
    officers, as a group                    265,984           --             --



(1) Represents options to purchase shares of Common Stock at an exercise price of $2.19 per share, 25% of which shares become exercisable one year from the date of grant; thereafter the shares become exercisable at the rate of 6.25% of the total number of shares subject to the option every three months. The options are incentive options which expire on October 21, 2007. Notwithstanding the above provisions, these options shall fully vest on the earliest to occur of: (i) October 21, 2002; (ii) the day after the Company's Common Stock has had an average closing price of $5.00 per share for 45 consecutive trading days; (iii) an acquisition of the Company for cash in excess of $3.50 per share of the Company's Common Stock; or (iv) a Qualifying Termination, as defined in the August 3, 1994 Change in Control Severance Agreement, as amended, between the Company and Mr. Canet. On March 31, 1998, these options were not in-the-money.

         Other than the options set forth in the table above, the options to be granted pursuant to the 1992 Plan are not determinable. The table above does not include options that may be automatically granted in the future to Outside Directors of the Company pursuant to the terms of the Plan, because it is not determinable whether additional Outside Directors will be elected to the Board.

         The Board of Directors recommends a vote FOR the approval and ratification of the amendments to the 1992 Plan, and the persons named in the accompanying proxy will vote in accordance with the choice specified thereon or, if no choice is properly indicated, in favor of the approval and ratification.

                  APPROVAL AND RATIFICATION OF THE APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has approved the firm of Price Waterhouse LLP, Certified Public Accountants, as the Company's independent accountants for the fiscal year ending December 31, 1998 and recommends to stockholders that they vote for ratification of that appointment. Price Waterhouse LLP has been the Company's accountants for the past fiscal year and has no direct or indirect financial interest in the Company. A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if he or she desires to do so, and shall be available to respond to appropriate questions.

         The Board of Directors recommends a vote FOR this approval.


                                     GENERAL

         The Management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

         The Company will bear the cost of preparing, printing, assembling and mailing the proxy, Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at the request of the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit by telephone proxies without additional compensation. The Company does not expect to pay any compensation for the solicitation of proxies.

         The Company will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1997 (as filed with the Securities and Exchange Commission) including the financial statements thereto. All such requests should be directed to Mr. Eugene
R. Curcio, Vice President and Chief Financial Officer of IntegraMed America, Inc., One Manhattanville Road, Purchase, New York 10577.

                              STOCKHOLDER PROPOSALS

         The Annual Meeting of Stockholders for the fiscal year ending December 31, 1998 is expected to be held in June 1999. All proposals intended to be presented at the Company's next Annual Meeting of Stockholders must be received at the Company's executive office no later than December 31, 1998 for inclusion in the Proxy Statement and form of proxy related to that meeting.

                   By Order of the Board of Directors,

                   Gerardo Canet
                   Chairman of the Board, President and Chief Executive Officer


Dated:   May 5, 1998

                        1992 INCENTIVE AND NON-INCENTIVE

                                STOCK OPTION PLAN

                                       OF

                            INTEGRAMED AMERICA, INC.

                   (As Amended and Restated on April 16, 1998)

1.       Purpose of Plan.

         The purpose of this 1992 Incentive and Non-Incentive Stock Option Plan ("Plan") is to further the growth and development of IntegraMed America, Inc. (the "Company") its direct and indirect subsidiaries and the entities with which the Company collaborates to deliver services (hereinafter "Collaborating Entities") by encouraging selected employees, directors, consultants, agents, independent contractors and other persons who contribute and are expected to contribute materially to the Company's success to obtain a proprietary interest in the Company through the ownership of stock, thereby providing such persons with an added incentive to promote the best interests of the Company and affording the Company a means of attracting to its service persons of outstanding ability.

2.       Stock Subject to the Plan.

         An aggregate of 2,000,000 shares of the Company's Common Stock, $.01 par value ("Common Stock"), subject, however, to adjustment or change pursuant to paragraph 12 hereof, shall be reserved for issuance upon the exercise of options which may be granted from time to time in accordance with the Plan ("Options"). Such shares may be, in whole or in part, as the Incentive and Non-Incentive Stock Option Plan Committee ("Committee") shall from time to time determine, authorized but unissued shares or issued shares which have been reacquired by the Company. If, for any reason, an Option shall lapse, expire or terminate without having been exercised in full, the unpurchased shares covered thereby shall again be available for purposes of the Plan.

3.       Administration.

         (a) The Board of Directors shall appoint the Committee from among its members. Such Committee shall be composed of two or more Directors who shall be "disinterested persons" as defined by Regulation 240.16b-3 under the Securities Exchange Act of 1934, as amended (the "Act"). Such Committee shall have and may exercise any and all of the powers relating to the administration of the Plan and the grant of Options thereunder as are set forth in subparagraph 3(b) hereof. The Board of

                  Directors shall have the power at any time to fill vacancies in, to change the membership of, or to discharge such Committee. The Committee shall select one of its members as its chairman and shall hold its meetings at such time and at such places as it shall deem advisable. A majority of such Committee shall constitute a quorum and such majority shall determine its action. Any action may be taken without a meeting by written consent of all the members of the Committee. The Committee shall keep minutes of its proceedings and shall report the same to the Board of Directors at the meeting next succeeding.

         (b) The Committee shall administer the Plan and, subject to the provisions of the Plan, shall have sole authority in its discretion to determine the persons to whom, and the time or times at which, Options shall be granted, the number of shares to be subject to each such Option and whether all or any portion of such Options shall be incentive stock options ("Incentive Options") qualifying under Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), or stock options which do not so qualify ("Non-Incentive Options"). Both Incentive Options and Non-Incentive Options may be granted to the same person at the same time provided each type of Option is clearly designated. In making such determinations, the Committee may take into account the nature of the services rendered by such persons, their present and potential contributions to the Company's success and such other factors as the Committee in its sole discretion may deem relevant. Subject to the express provisions of the Plan, the Committee shall also have the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating thereto, to determine the terms and provisions of the respective Option Agreements, which shall be substantially in the forms attached hereto as Exhibit A and Exhibit B, and to make all other determinations necessary or advisable for the administration of the Plan, all of which determinations shall be conclusive and not subject to review.

4.       Eligibility for Receipt of Options.

         (a)      Incentive Options.

                  Incentive Options may be granted only to employees (including officers) of the Company and/or any of its subsidiaries.

                  The aggregate Fair Market Value (as defined in paragraph 5 of this Plan) determined as of the time the Incentive Option is granted of the shares of the Company's Common Stock purchasable thereunder exercisable for the first time by an employee during any calendar year may not exceed $100,000.

                  A director of the Company or any subsidiary who is not an employee of the Company or of one of its subsidiaries is not eligible to receive Incentive Options under the Plan. Further, Incentive Options may not be granted to any person who, at the time the Incentive Option is granted, owns (or is considered as owning within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting powers of all classes of stock of the Company or any subsidiary (10% Owner), unless at the time the Incentive Option is granted to a 10% Owner, the option price is at least 110% of the fair market value of the Common Stock subject thereto and such Incentive Option by its terms is not exercisable subsequent to five years from the date of grant.

         (b)      Non-Incentive Options.

                  (i) Non-Incentive Options may be granted to any employee (including employees who have been granted Incentive Options), directors, consultants, agents, independent contractors and other persons whom the Committee determines will contribute to the Company's success.

                  (ii) Directors of the Company who are not full-time employees of the Company and receiving compensation as such (an "Outside Director"), will receive a Non-Incentive Option ("Director Option") exercisable to purchase 30,000 shares of Common Stock immediately following the initial election or appointment of such Outside Director. The exercise price for each share subject to the Director Option shall be equal to the "Fair Market Value" of the Common Stock on the date of grant (which, if the Common Stock is traded on the Nasdaq National Market or on a national securities exchange, shall be the closing sale price of the Common Stock on the Nasdaq National Market or such national securities exchange on the business day immediately preceding the date of such election or appointment, as the case may be, or on the next preceding date on which the Common stock is traded if no Common Stock was traded on such immediately preceding business day; otherwise, Fair Market Value shall be determined by the Board of Directors in the manner otherwise described in
                         Section 5 of this Plan). Director Options shall become exercisable in an amount equal to 25% of the total number of shares subject to the Director Option exercisable one year following the date of grant and the balance exercisable at the rate of 6.25% of the total number of shares subject to the Director Option every three months thereafter, and will expire the earlier of 10 years from the date of grant or 90 days after the termination of such Outside Director's service on the Board of Directors; provided, however, that such Director Options will vest immediately upon a "Change in Control" of the Company. The term "Change in Control" is defined to mean any one or more changes in the aggregate composition of the Board of Directors as a result of which individuals constituting the Board of Directors on July 26, 1994 (the "Incumbent Board"), cease to constitute a majority of the Board of Directors; provided, however, that any individual elected to the Board by, or nominated for election by, a majority of the then current Incumbent Board (except if such person assumes office by reason of an actual or threatened election contest) is deemed to be a member of the current Incumbent Board. Further, no Change in Control will be deemed to occur as a result of an event or events approved by the Chief Executive Officer of the Company.

                  (iii) the provisions of Section 4(b)(ii) shall not be amended, if at all, more than once every six months other than to comport with changes in the Code or the rules thereunder.

5.       Option Price.

         The purchase price of the shares of Common Stock under each Option shall be determined by the Committee, which determination shall be conclusive and not subject to review. In no event shall the purchase price of shares of Common Stock under an Incentive Option be less than 100% of the fair market value of the Common Stock on the date of grant (110% of fair market value in the case of Incentive Options granted to a 10% Owner).

         In determining the fair market value of the Common Stock as of a specified date (the "Fair Market Value"), the Committee shall consider, if the Common Stock is listed on the New York Stock Exchange or another national securities exchange, the closing price of the Common Stock on the business day immediately preceding the date as of which the Fair Market Value is being determined, or on the next preceding date on which such Common Stock is traded if no Common Stock was traded on such immediately preceding business day, or, if the Common Stock is not so listed on a national securities exchange, but publicly traded, the representative closing bid price in the over-the-counter market as reported by NASDAQ or as quoted by the National Quotation Bureau or a recognized dealer in the Common Stock, on the date immediately preceding the date as of which the Fair Market Value is being determined, or on the next preceding date on which such Common Stock is traded if no Common Stock was traded on such immediately preceding business day. The Committee may also consider such other factors as it shall deem appropriate.

         For purposes of the Plan, the date of grant of an Option shall be the date on which the Committee shall by resolution duly authorize such Option.

6.       Term of Options.

         (a)      Incentive Options.

                  The term of each Incentive Option shall be ten years (five years in the case of a 10% Owner) from the date of grant thereof, or such shorter period as the Committee shall determine, subject to earlier termination as herein provided.

         (b)      Non-Incentive Options.

                  The term of each Non-Incentive Option shall be such number of years as the Committee shall determine, subject to earlier termination as herein provided.

7.       Exercise of Options.

         (a) The Committee shall determine the dates upon which any Option granted under the Plan shall be exercisable, provided, however, no Incentive Option shall be exercisable until at least one year after the date of grant.

                  An Option may not be exercised for less than ten shares at any one time (or the remaining shares then purchasable if less than ten) and may not be exercised for fractional shares of the Company's Common Stock.

         (b) Except as provided in paragraphs 9, 10 and 11 hereof, no Option shall be exercisable unless the holder thereof shall have been an employee, director, consultant, agent, independent contractor or other person employed by or engaged in performing services for the Company and/or a subsidiary, either directly or through a Collaborating Entity, continuously from the date of grant to the date of exercise.

         (c)

                  The exercise of an Option shall be contingent upon receipt from the holder thereof of a written representation that at the time of such exercise it is the optionee's then present intention to acquire the Option shares for investment and not with a view to the distribution or resale thereof (unless a Registration Statement covering the shares purchasable shall have been declared effective by the Securities and Exchange Commission) and upon receipt by the Company of cash, or a check to its order, for the full purchase price of such shares; plus any amount, if any, as is required for withholding taxes; provided, however, that with the consent of the Committee or such officer of the Company as may be authorized by the Committee from time to time, the purchase price and such amount, if any, as is required for withholding taxes may be paid by the surrender of Common Stock in good form for transfer owned by the person exercising the Option and having a Fair Market Value on the date of exercise equal to the purchase price and such amount, if any, as is required for withholding taxes, or in any combination of cash and Common Stock so long as the total of the cash so paid and the Fair Market Value of the Common Stock surrendered equals the purchase price and such amount, if any, as is required for withholding taxes, and the Common Stock so surrendered, if originally issued to the optionee upon exercise of an option granted by the Company, shall have been held by the optionee for more than six (6) months. Any Common Stock delivered in satisfaction of all or any portion of the purchase price shall be appropriately endorsed for transfer and assignment to the

                  Company. No shares shall be issued until full payment therefor has been made, and any withholding obligations of the Company have been satisfied.

         (d) The holder of an Option shall have none of the rights of a stockholder with respect to the shares purchasable upon exercise of the Option until a certificate for such shares shall have been issued to the holder upon due exercise of the Option.

         (e) The proceeds received by the Company upon exercise of an Option shall be added to the Company's working capital and be available for general corporate purposes.

8.       Non-Transferability of Options.

         No option granted pursuant to the Plan shall be transferable otherwise than by will or the laws of descent or distribution and an Option may be exercised during the lifetime of the holder only by such holder.

9.       Termination of Employment or Engagement.

         In the event the employment of the holder of an Option shall be terminated by the Company or a subsidiary for any reason other than by reason of death or disability, or the engagement of a non-employee holder of a Non-Incentive Option shall be terminated by the Company or a subsidiary or the employment of an employee of a Collaborating Entity shall be terminated for any reason, or an Outside Director holder of a Non-Incentive Option shall cease to serve as a director of the Company for any reason, such holder's Option, and his rights to exercise such Option shall terminate, lapse and expire effective the date falling three months after termination of such employment, engagement or director status. Absence on leave approved by the employer corporation shall not be considered an interruption of employment for any purpose under the Plan. Notwithstanding the foregoing, no Option may be exercised subsequent to the date of its expiration.

         Nothing in the Plan or in any Option Agreement granted hereunder shall confer upon any Optionholder any right to continue in the employ of the Company or any subsidiary or obligate the Company or any subsidiary to continue the engagement of any Optionholder or interfere in any way with the right of the Company or any such subsidiary to terminate such Optionholder's employment or engagement at any time.

10.      Disability of Holder of Option.

         If the employment of the holder of an Option shall be terminated by reason of such holder's disability, such holder may, within one year from the date of such termination, exercise such Option to the extent such Option was exercisable by such holder at the date of such termination. Notwithstanding the foregoing, no Option may be exercised subsequent to the date of its expiration.

11.      Death of Holder of Option.

         If the holder of any Option shall die while in the employ of, or while performing services for, the Company or one or more of its subsidiaries (or within six months following termination of employment due to disability or within three months following termination of employment for any other reason), the Option theretofore granted to such person may be exercised, but only to the extent such Option was exercisable by the holder at the date of death (or, with respect to employees, the date of termination of employment due to disability) by the legatee or legatees of such person under such person's Last Will, or by such person's personal representative or distributees, within one year from the date of death but in no event subsequent to the expiration date of the Option.

12.      Adjustments Upon Changes in Capitalization.

         If at any time after the date of grant of an Option, the Company shall by stock dividend, split-up, combination, reclassification or exchange, or through merger or consolidation or otherwise, change its shares of Common Stock into a different number or kind or class of shares or other securities or property, then the number of shares covered by such Option and the price per share thereof shall be proportionately adjusted for any such change by the Committee, whose determination thereon shall be conclusive. In the event that a fraction of a share results from the foregoing adjustment, said fraction shall be eliminated and the price per share of the remaining shares subject to the Option adjusted accordingly.

13.      Option Agreements.

         Notwithstanding anything contained in the Plan or in any resolution adopted or to be adopted by the Committee or the stockholders of the Company, no rights under any Option may be asserted unless and until a written Option Agreement, substantially in the form of the Incentive Stock Option Agreement attached hereto as Exhibit A or the Non-Incentive Stock Option Agreement attached hereto as Exhibit B, shall be duly executed and delivered by and on behalf of the Company and the person to whom the Option shall be granted.

14.      Termination and Amendment.

         This Plan shall terminate on April 30, 2002, and no Option shall be granted under the Plan after such date. The Board of Directors may at any time prior to such date terminate the Plan or make such modifications or amendments thereto as it shall deem advisable provided, however, that

                  (i) no increase shall be made in the aggregate number of shares which may be issued under the Plan;

                  (ii)     no  termination,   modification  or  amendment  shall
                           adversely affect the rights of a holder of an Option previously granted under the Plan;

                  (iii)    no  material   modification  shall  be  made  to  the
                           requirements of eligibility for participation in the Plan; and

                  (iv) no material increase shall be made in the benefits accruing to participants under the Plan.

15.      Acceleration, Extension.

         The Board of Directors may, in its sole discretion, (i) accelerate the date on which all or any particular option or options granted under the Plan may be exercised or (ii) extend the date during when all or any particular option or options granted under the Plan may be exercised; provided, however, that no such extention shall be permitted if it would cause the Plan to fail to comply with
Section 422 of the Code or with Rule 16 b-3 (if applicable) of the Act.

                                      Proxy


                            IntegraMed America, Inc.

                         Annual Meeting of Stockholders

           This Proxy is Solicited on Behalf of the Board of Directors

         The undersigned hereby appoints Gerardo Canet or Eugene R. Curcio as proxy to represent the undersigned at the Annual Meeting of Stockholders to be held at the Company's headquarters, One Manhattanville Road, Purchase, New York 10577 on June 9, 1998 at 10:00 a.m. and at any adjournments thereof, and to vote the shares of Common Stock and/or Preferred Stock the undersigned would be entitled to vote if personally present, as indicated on the reverse:

                                                (To be Signed on Reverse Side)



         [EXAMPLE] Please mark your votes as in this example

                             For all nominees                   WITHHOLDING AUTHORITY
                             listed at right(except             to vote for all nominees listed
                             as marked to the contrary          at right
                             below)
                                                                                                 Nominees:
                                                                                                 -------------
                                                                                                 Gerardo Canet
1.   ELECTION OF DIRECTORS                                                                       M. Fazle Husain
                                                                                                 Michael J. Levy, M.D.
(Instructions: To withhold authority to                                                          Sarason D. Liebler
vote for any individual nominee, print                                                           Aaron S. Lifchez, M.D.
that nominees name(s) on the line provided                                                       Patricia M. McShane, M.D.
below)                                                                                           Lawrence J. Stuesser
                                                                                                 Elizabeth E. Tallett
______________________________________________

                                                                       FOR      AGAINST          ABSTAIN

2. Approval and ratification of an amendment to the Company's Amended and Restated
      Certificate of Incorporation

3. Approval and ratification of amendments to the Company's 1992 Incentive and Non-
      Incentive Stock Option Plan

4. Approval and ratification of the appointment of Price Waterhouse LLP as the independent accountants of the Company

In their discretion, proxies are authorized to vote upon such business as may properly come before the meeting.

         The shares of Common Stock and/or Preferred Stock represented by this proxy will be voted as directed. If no contrary instruction is given, the shares of Common Stock and/or Preferred Stock will be voted FOR the election of the nominees, FOR the approval and ratification of the proposed amendment to the Amended and Restated Certificate of Incorporation, FOR the approval and ratification of the proposed amendments to the Company's 1992 Incentive and Non-Incentive Stock Option Plan, and FOR the ratification of the appointment of Price Waterhouse LLP as the independent accountants of the Company.

Signature___________________ Date__________ Signature______________Date_________

Note:    (Please date, sign as name appears above, and return  promptly.  If the shares of Common Stock and/or  Preferred  Stock are  registered  in the names  of two or more  persons,  each  should  sign.  When  signing  as
         Corporate  Officer,  Partner,  Executor,   Administrator,   Trustee  or
         Guardian,  please  give full  title.  Please  note any  changes in your address alongside the address as it appears in the proxy.)